STONEX GROUP INC.
2021 OMNIBUS INCENTIVE COMPENSATION PLAN
LONG TERM INCENTIVE PERFORMANCE-BASED CASH COMPENSATION
AWARD AGREEMENT

This LONG TERM INCENTIVE PERFORMANCE-BASED CASH COMPENSATION AWARD AGREEMENT (the “Agreement”), dated as of ____________ (the “Date of Grant”), is delivered by StoneX Group Inc. (the “Company”) to _________________ (the “Grantee”).

RECITALS
A.The StoneX Group Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of long term incentive performance-based cash compensation awards. The Grantee acknowledges that a copy of the Plan has been made available to the Grantee.
B.The Board of Directors of the Company (the “Board”) has appointed the Compensation Committee of the Board (the “Committee”) to administer the Plan. Pursuant to such authority, the Committee has decided to make an award of long term incentive performance-based cash compensation under the Plan as an inducement for the Grantee to promote the best interests of the Company and its stockholders.
NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
1.     Grant of Award. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee an award of long term incentive performance-based cash compensation (“LTIP Award”) with a target amount of $______ (“Target Award”).
2.     Performance Period. This LTIP Award may be earned over a performance period extending from [October 1, ______] to [September 30, _____] (“Performance Period”). This LTIP Award is an unfunded and unsecured promise to pay (or cause to be paid) to you in cash the amounts described herein on the Payment Date (as defined below) or as otherwise provided herein, subject to the terms and conditions of this Agreement (including the Performance Adjustment (as defined below)).
3.     Interest. The Target Award shall be increased annually (effective [September 30th of each year]) by an earnings factor (“Interest”), determined as follows: the Interest applicable to your LTIP Award shall be a percentage that is equal to the higher of (a) the Company’s effective borrowing rate for a given year or (b) the Company’s return on equity (“ROE”); provided that, if the amount determined under (a) or (b) is determined to be a percentage that is below 3%, then the Interest shall be 3%; and provided, further that, if the amount determined under (a) or (b) is determined to be a percentage that is above 15%, the Interest shall be 15%. For purposes of the Plan and this Award Agreement, both the Company’s effective borrowing rate and the ROE shall be determined by either the Committee or the Board, at their sole discretion.
4.     Performance Adjustment. The LTIP Award shall also be either increased or decreased by a Performance Adjustment. The amount of increase or decrease, if any, in your LTIP Award due to the Performance Adjustment will be equal to the total amount of your LTIP Award at expiration of the Performance Period ending [September 30, _____], including all accrued Interest, multiplied by a percentage tied to the average ROE over the Performance Period, determined as follows:

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Average ROE† p.a. over Performance Period	% Payout of Award plus Interest
0%*	0%
1% *	25%
2% *	45%
3% *	60%
4% *	70%
5% to 10%	75% to 100%, ratably
10% to 15%	100% to 125%, ratably

† For the purposes of calculating average ROE, a negative ROE in any year shall be considered to be zero.
* Percentage payout of LTIP Award plus Interest to be ratable per percentage ROE.
The amount of the Performance Adjustment, if any, will be added to or subtracted from your outstanding LTIP Award prior to payment of the LTIP Award; however, the Performance Adjustment will not be subject to or increased by any Interest.
5.     Vesting. Except as provided in this Section 5, your continued active employment with the Company shall be required through the Payment Date in order to receive a payment.
(a) If the Grantee’s employment with the Company or any of its subsidiaries is terminated (i) by the Grantee with Good Reason (as defined in the Plan), or (ii) by the Company or its successors without Cause (as defined in the Plan), and further subject to your execution and non-revocation of a general release of claims in favor of the Company in the form set forth in the Grantee’s employment agreement with the Company or its subsidiaries (or in the absence of such a form, in the form provided by the Company in the Company’s discretion) within fifty-two (52) days following the date of termination, the following portion of your LTIP Award shall become immediately vested and paid on the sixtieth (60th) day following such termination: (1) the accrued value of the LTIP Award as of the latest fiscal quarter plus (2) the remaining nominal amount of the original LTIP grant.1 The remaining portion of your LTIP Award shall be forfeited upon such a termination.
(b) If (i) the Grantee’s employment with the Company or any of its subsidiaries is terminated due to death or Disability (as defined in the Plan), or (ii) if a voluntary termination of the Grantee’s employment qualifies as a Retirement (as defined in the Plan), and further subject to your execution and non-revocation of a general release of claims in favor of the Company in the form provided by the Company (or in the case of your death or Disability due to mental incapacity, execution by your estate or representative) within fifty-two (52) days following the date of termination, the following portion of your LTIP Award shall become immediately vested and paid on the sixtieth (60th) day following such termination: the accrued value of the LTIP Award as of the latest fiscal quarter. The remaining portion of your LTIP Award shall be forfeited upon such a termination.
6.     Payment. Subject to satisfaction of the terms and conditions of the Plan and this LTIP Award, you shall receive payment of any portion of the LTIP Award to which you are entitled on the Payment Date. The “Payment Date” with respect to this LTIP Award shall be a date following the end of the Performance Period, but in no event later than the fifteenth (15th) day of the third (3rd) month
1 For example, if an executive received a $100K LTIP grant with a five year Performance Period and is terminated without Cause after 1 year, and the ROE for that year was 15%, the executive would receive an amount equal to (1) the sum of 1/5 of the LTIP grant ($20,000) plus interest on the entire LTIP grant for one year at the ROE for that year (subject to cap and floor), in this case $100,000 x 15% ($15,000) for a total of $35,000 multiplied by the performance adjustment of 125% which equals $43,750 (“the accrued value of the LTIP award”) plus (2) $80K.

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following the end of the applicable calendar year in which the Performance Period ends. Notwithstanding the foregoing, if you are or become considered by the Company to be one of its “covered employees” within the meaning of Section 162(m) of the Code, payment may be delayed to the extent permitted by Section 409A.
        7.     Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes and other requirements of applicable law. The Committee shall have the authority to interpret and construe the LTIP Award pursuant to the terms of the Plan, and its decisions shall be final, conclusive and binding as to any questions arising hereunder.
        8.     No Employment or Other Rights. The grant of the LTIP Award shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company or any of its subsidiaries and shall not interfere in any way with the right of the Grantee’s employer to terminate the Grantee's employment or service relationship (if any) at any time. The right of the Company or the Grantee’s employer to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved, subject to the terms of any employment agreement then in effect between the Company or its successor and the Grantee.
        9.     Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.
        10.     Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Governance and Legal Officer at 230 Park Avenue, 10th Floor, New York, NY 10169, U.S.A. or at corporatesecretary@stonex.com, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be emailed to the applicable email address or shall be delivered by hand, enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or with such other delivery service that is reasonably anticipated to ensure delivery from outside the United States.
        11.     The Company's Rights. The existence of the LTIP Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Company Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
        12.     Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would materially impair the rights of the Grantee, unless the Grantee consents or unless the Committee acts under Section 13(f) of the Plan.
        13.     Electronic Delivery of Documents. By executing the acceptance of this Agreement, the Grantee (i) consents to the electronic delivery of this Agreement, all information with respect to the Plan and LTIP Award, and any reports of the Company provided generally to the Company's stockholders; (ii) acknowledges that the Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing; (iii) further acknowledges that the Grantee may revoke his or her consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic

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mail; and (iv) further acknowledges that the Grantee understands that he or she is not required to consent to electronic delivery of documents.
14.     Da ta Priva cy .

(a) In connection with the Plan, the Company and its subsidiaries and affiliates (including, without limitation, the Grantee’s employer) may need to use and otherwise process Personal Data provided by the Grantee to, or otherwise obtained by, the Company or its subsidiaries or affiliates, third party service providers or others acting on the Company’s behalf. For the purposes hereof, “Personal Data” means (i) any data or information that relates to or is reasonably capable of being directly or indirectly associated with an identified or identifiable individual or household and (ii) any other data or information that is otherwise considered “personal data,” “personal information,” “personally identifiable information,” or any term of comparable intent, under applicable laws or regulations relating to the collection, use, transfer, deletion, protection or other processing of such data or information. The Grantee understands that Personal Data processed in connection with the Plan may include, without limitation, the Grantee’s name, account information, home address and telephone number, employee number, employment status, date of birth, social security number or other identification number, tax number, salary, nationality, job title, any shares of Company Stock or directorships held, details of all Restricted Stock or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor.

(b) The Company and its subsidiaries and affiliates may use and otherwise process the Grantee’s Personal Data for the performance of this Agreement and other contracts with the Grantee in connection with the Plan, and in their legitimate business interests for all purposes relating to the implementation, administration and management of the Plan and the Grantee’s participation therein, including but not limited to: (i) administering and maintaining Grantee records; (ii) providing the services described in the Plan; (iii) providing information to future purchasers or merger partners of the Company, any of its subsidiaries or affiliates, or the business in which the Grantee works; and (iv) responding to public authorities, court orders and legal investigations, and complying with law, as applicable. The Grantee understands that the Grantee’s Personal Data collected in connection with the Plan will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the plan or as necessary for the Company and its subsidiaries and affiliates to comply with any legal or regulatory requirements, and in accordance with the Company’s or its applicable subsidiary’s or affiliate’s backup and archival policies and procedures.

(c) The Company and its subsidiaries and affiliates may share the Grantee’s Personal Data among themselves and with (i) trustees of any employee benefit trust, (ii) registrars, (iii) brokers, (iv) third party administrators of the Plan (including Merrill Lynch or such other stock plan service provider as may be selected by the Company in the future), (v) other third party service providers acting on the Company’s behalf in connection with the implementation, administration or management of the Plan, (vi) future purchasers or merger partners (as described above), or (vii) regulators and others as required by law. The Grantee understands that the Company or its subsidiaries or affiliates may transfer the Grantee’s Personal Data to any of the parties mentioned above in a country or territory that may not provide the same protection for Personal Data as the Grantee’s home country. Any transfer of the Grantee’s Personal Data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 14 may be directed to, the Grantee’s local human resources representative.
        15.     No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the LTIP Award. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
        16.     Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

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        17.     Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
        18.     Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan or on the LTIP Award, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing.
        19.     Award Agreement. THIS LTIP AWARD IS CONDITIONED ON YOUR EXECUTING THE AWARD AGREEMENT AND RETURNING IT TO THE HEAD OF HUMAN RESOURCES BY THE DATE SPECIFIED, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT. BY EXECUTING THIS AWARD AGREEMENT, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

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IN WITNESS WHEREOF, the Company has caused this Long Term Incentive Performance-Based Cash Compensation Award Agreement to be duly executed and delivered as of the date hereof.

STONEX GROUP INC.

By:
Name:
Title:

Receipt acknowledged:
[NAME]

By:
Title:

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